Exhibit 10.1

July 9, 2003

Richard Labaudiniere, PhD.

258 Western Avenue

Sherborn, MA 01770

Dear Richard:

We have mutually agreed that, due to a strategic shift which will result in a discontinuation of discovery research, it is appropriate for there to be a transition and a termination of your employment with Genome Therapeutics Corp. (the “Company”) no later than December 31, 2003. The purpose of this letter is to confirm the agreement between you and the Company concerning the remainder of your employment and your separation arrangements, as follows:

1. Remaining Period of Employment and Employment Termination.

(a) The Company will continue to employ you in your current position, at your current base rate of pay (i.e., at the rate of $260,866 per year), and will continue your participation in those of its benefit plans in which you are currently enrolled, during the remainder of your employment with the Company.

(b) You agree to work diligently to accomplish the goals to which you and the Company have agreed (as set forth on Attachment A to this Agreement) and to otherwise cooperate to assure a smooth winding down or transition, as applicable, of your duties and responsibilities for the Company. You will continue to provide services on a full-time basis until the termination of your employment, unless a reduced work schedule is mutually agreed by you and the Company.

(c) Your employment with the Company will terminate on December 31, 2003 or such earlier date as the Company may designate (the “Separation Date”). You hereby resign all positions and offices held with the Company or any of its Affiliates (as hereafter defined), effective as of the Separation Date. It is understood that the Company will take actions in reliance on your resignation and that it is irrevocable.

2. Final Salary and Vacation Pay. You will receive, no later than the Separation Date, pay for all work you have performed for the Company during the final payroll period of your employment, through the Separation Date, to the extent not previously paid. You will also receive pay, no later than the Separation Date, for all vacation time you have earned but not used as of the Separation Date, as determined in accordance with the policies of the Company.

3. Severance Benefits. Provided that you meet your obligations under Section 1(b) and Section 7 hereof to the reasonable satisfaction of the Company and otherwise meet the conditions set forth herein, the Company will provide you the following severance benefits:

(a) The Company will pay you severance pay in an amount equal to six months of base salary. In addition, if the Separation Date occurs prior to December 31, 2003, the Company will pay you an amount equal to your base salary for the period from the day immediately following the Separation Date through December 31, 2003. Both payments will be made in a single lump sum within fifteen (15) business days following the later of the effective date of the Release (as defined below) or the date the Release, signed by you, is received by the Company.

(b) Following the Separation Date, you and your eligible dependents may continue participation in the Company’s group health and dental plans under the federal law known as COBRA. If you elect to do so then, for the from the day immediately following the Separation Date through September 30, 2004 or, if sooner, the date you commence other employment, the Company will pay or reimburse you, at its option, for the premium cost of that participation; provided that you notify the Company promptly when you obtain other employment. After the Company ceases to pay that premium cost, you and your eligible dependents may continue participation for any remaining period permitted under COBRA by paying the full premium cost plus a small administrative fee.

(c) The Company will pay you a bonus for 2003 of up to thirty percent (30%) of your base salary in cash, with the actual amount of the bonus to be determined by the Company, in its discretion, based on its assessment of your achievement of the goals set forth on Attachment A. The bonus will be payable at the time payment is made to you under Section 3(a) above.

(d) To assist you in your search for other employment, the Company will provide you an additional lump sum payment in the amount of $8,500, payable at the time payment is made to you under Section 3(a) above.

(e) Any stock options granted to you by the Company which are not exercisable on the Separation Date and not then exercised, expired or cancelled, shall continue to vest during the period from the Separation Date through December 31, 2004. You may exercise any stock options granted to you that have vested on or before December 31, 2004, provided that you do so no later than March 31, 2005. Any stock options that remain unvested on December 31, 2004 shall be cancelled as of that date. Any vested stock options that are not exercised by March 31, 2005 shall then be cancelled. Your elections under this Section 3(e), including without limitation your decision to delay the exercise of options vested on the Separation Date to a date more than three months from the Separation Date, may have tax consequences and the Company recommends that you consult your tax advisor.

(f) As a condition of your eligibility to receive the benefits set forth in Sections 3(a) through 3(e) above, you must sign and return the release of claims included here as Attachment B (the “Release”), no sooner than the day immediately following the Separation Date and no later than 21 days thereafter, and having signed and returned the Release, you must not revoke it thereafter. The Release creates legally binding obligations and the Company advises you to consult an attorney before signing it.

4. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

5. Acknowledgement of Full Payment. You acknowledge and agree that the payments provided under Sections 1 and 2 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company or any of its Affiliates, whether for services provided or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation of any kind, in cash or equity or otherwise, is owed to you.

6. Status of Employee Benefits and Paid Time Off. Except as otherwise expressly provided in Section 3(b) of this Agreement, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation or other paid time off after the Separation Date.

7. Continuing Obligations. You agree to continue to honor all of your obligations under the agreement captioned “Invention Assignment, Non-Disclosure and Covenant Not to Compete” which you entered into with the Company on April 5, 2001. You also agree not to disparage the Company or its Affiliates, their business, products or management, publicly or to Company employees or to those with whom the Company does business.

8. Cooperation with regard to Litigation. You agree, during the remainder of your employment and thereafter, to reasonably cooperate with the Company with respect to all matters arising during or related to your employment with the Company, including without limitation all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with its requests hereunder in accordance with the policies of Company governing reimbursement of business expenses, as in effect from time to time. In addition, for all time spent complying with your obligations under this Section 8 at the request of the Company after the Separation Date, other than time spent in giving testimony, the Company will pay you at the rate of $275 per hour.

9. Definition of Affiliates. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

10. Change of Control. In the event that the Company experiences a Change of Control as defined in Exhibit A of the June 15, 2001 employment agreement prior to your Separation Date but subsequent to the execution of this Agreement, the Change of Control provisions contained in the June 15, 2001 agreement and subsequent amendment will remain in force until the Separation Date and supercede the compensation and benefits provisions outlined in this Agreement.

11. Complete Agreement and Amendment. With the exception of Section 10, this Agreement constitutes the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications sand understandings, whether oral or written, with respect to your employment and its termination and all related matters, including the letter agreement between you and the Company concerning your employment amended and restated as of February 27, 2003, but excluding the Invention Assignment, Non-Disclosure and Covenant Not to Compete to which reference is made in Section 7 above. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his expressly authorized designee.

12. Captions and Counterparts. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be signed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

If the terms of this Agreement are acceptable to you, please promptly sign, date and return it to me. At the time you sign and return it, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. You can elect to sign this agreement prior to Separation Date and exercise your prerogative to waive the consideration and revocation period. The enclosed counterpart of this Agreement, which you should also sign and date, is for your own records.

Sincerely, GENOME THERAPEUTICS CORPORATION

By:	/s/ Joseph A. Pane

Title:	Vice President Human Resources

Date:	7/9/2003

Accepted and agreed:

Signature:	/s/ Richard Labaudiniere

Richard Labaudiniere

Date:	7/9/2003

ATTACHMENT A

ATTACHMENT B

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the severance benefits to be provided me in connection with the termination of my employment, as set forth in the letter agreement between me and Genome Therapeutics Corporation (the “Company”) dated July, 2003 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I, on my own behalf and on behalf of my heirs, executives, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company and its Affiliates (as defined in the Agreement) and all of their respective past, present and future officers, directors, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, whether known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims are (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim and (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company or any of its Affiliates.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days from the date my employment with the Company terminates. I also acknowledge that I am advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the President of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Richard Labaudiniere, PhD

Date Signed: